                                                                     EXHIBIT 6.5

                       MANUFACTURING SERVICES AGREEMENT

                                    BETWEEN

                         SYMPLEX COMMUNICATIONS CORP.

                                      AND

                             IEC ELECTRONICS CORP.

This agreement is entered into as of 7/5/95 between SYMPLEX (hereinafter referred to as "Buyer") with offices at Ann Arbor Michigan, and IEC Electronics Corp. (hereinafter referred to as "Seller" with offices at 105 Norton Street, Newark, NY 14513.

The parties hereto agree to the following terms for the purchase by Buyer of Products and Services listed on Exhibits "A" and "B", attached hereto, from Seller.

                               TABLE OF CONTENTS

I.        SCOPE                                                       3

II.       PRICING                                                     3

III.      QUANTITIES                                                  3

IV.       GENERAL WORKMANSHIP REQUIREMENTS                            3

V.        INSPECTION OF PRODUCTION QUANTITIES                         4

VI.       SPECIFICATIONS AND CHANGES                                  4

VII.      PACKAGING REQUIREMENTS                                      4

VIII.     REPORTING                                                   5

IX.       PURCHASE ORDERS AND FORECAST QUANTITIES                     5

X.        RESCHEDULES                                                 5

XI.       CANCELLATION                                                6

XII.      OTHER TERMS AND CONDITIONS                                  7

XIII.     AMENDMENTS                                                  7

XIV.      WARRANTY                                                    7

XV.       DATA AND PROPRIETARY INFORMATION                            7

XVI.      GOVERNING LAW                                               8

XVII.     NOTICE IN WRITING                                           8

XVIII.    EXHIBITS                                                    8

XIX.      ASSIGNMENT                                                  8

XX.       TERMINATION                                                 9

XXI.      FORCE MAJEURE                                               9

XXII.     FORMAL MATTERS                                             10

XXIII.    ENTIRE AGREEMENT                                           10

XXIV.     APPLICABLE TERMS                                           11

XXV.      BUYERS PROPERTY AND INSURANCE                              11

XXVI.     LIMITED LIABILITY                                          11

XXVII.    TOOLING                                                    12

I.   SCOPE
     -----

     During the term of this Agreement, all agreements between the parties for the sale and purchase of Products and replacement parts shall include and be governed exclusively by the terms and conditions of this Agreement. In case of any conflict between this Agreement and any purchase order, acceptance, correspondence, memoranda or other document forming part of any order for the Products placed by Buyer and accepted by Seller or any acceptance of such order by seller during the terms of this Agreement, this Agreement shall govern and prevail and the printed terms and conditions of any such document shall not be binding upon Buyer and Seller.


II.  PRICING
     -------

     A. All prices stated in Exhibit "A" are F.O.B. Newark, NY, USA at which point title and risk of loss shall pass to Buyer. Buyer will specify the carrier and Seller shall use its best efforts to use the carrier so specified.

     B. Prices for the part number and quantities as stated in Exhibit "A" are firm fixed prices with the exception of component/material cost variances resulting from sole source or industry wide conditions and which are outside IEC control. Any variances shall be submitted to Buyer for approval prior to commitment.

     C.   Payment terms are 1/2% ten days net 30 days after shipment.

     D.   Seller shall maintain a cost reduction program to ensure that pricing
          ---------------------------------------------------------------------
          is as competitive as possible at all times based on scheduled lead
          ------------------------------------------------------------------
          times and other prevailing conditions.  Buyer and Seller shall meet
          -------------------------------------------------------------------
          otherwise determined to review prevailing costs.
          -----------------------------------------------


III. QUANTITIES
     ----------

     The schedules listed in Exhibit "B" represent Buyer's contracted quantities
                                                                      ----------
     for 4 months and estimated delivery requirements for the next 8 months,
     -----------------------------------------------------------------------
     which shall be updated monthly by Buyer.
     ----------------------------------------


IV.  GENERAL WORKMANSHIP REQUIREMENTS
     --------------------------------

     Seller agrees that all Products delivered under this Agreement shall be fabricated in accordance with requirements as specified in IPC Standard 610 Class II, unless they are contrary to specific Engineering drawing requirements or are otherwise excepted from being applicable by Buyer.

V.   INSPECTION OF PRODUCTION QUANTITIES
     -----------------------------------

     A. It is understood and agreed that the quality of all items to be delivered under this Agreement is the responsibility of the Seller and compliance to all specifications will be verified by the Seller prior to shipment. As such, Buyer does not assume the responsibility for verifying the quality of incoming product. Buyer retains the right to inspect Products purchased hereunder, to assure conformance with the specifications which have been furnished to Seller by Buyer and incorporated by mutual agreement.

     B. Seller agrees that (1) initial inspection (e.g., examination of shipping container for damage), and (2) payment of Seller's invoices do not constitute final inspection and acceptance. If, after receipt, previously undetected nonconforming Products or conditions are uncovered and reported to the Seller during a more comprehensive inspection, within thirty (30) days of product receipt, the prior payment or inspection will not prejudice the Buyer's right to return the items for repair or replacement. Nothing in this Article V B shall in any way limit Sellers warranty obligations set forth in Article XIV.


VI.  SPECIFICATIONS AND CHANGES
     --------------------------

     A.   Seller agrees that it will not make any changes in: (1) Products or,
          (2) specified qualified vendors for all components without the prior written approval of Buyer.

     B. ECO Implementation Process - Seller agrees to furnish the following information, within 15 working days after receiving Buyer's Engineering Change Order (ECO):

          1.   Cost impact of change, if any (to be negotiated)
          2.   Sorting and inspection impact, if any
          3.   Recommended implementation (via lot number) schedule
          4.   Work-in-process status


VII. PACKAGING REQUIREMENTS
     ----------------------

     A. Seller agrees that all Products delivered under this Agreement shall be prepared and packed for shipment in a manner that protects such Products from damage in accordance with good commercial practice.

     B. Seller shall label each shipping container with the following information:

          1.   Buyer and Seller's Name and Address
          2.   Part Number and Revision Level
          3.   Package Quantity

          4.   Complete Purchase Order Number
          5    Carton ____  of _____
          6.   Gross Weight of each Package
          7.   Date


VIII.     REPORTING
          ---------

     Seller will supply open order status reports weekly consisting of each product scheduled for shipment and quantity of each product shipped on a timely basis consistent with control of this manufacturing program.


IX.  PURCHASE ORDERS AND FORECAST QUANTITIES
     ---------------------------------------

     Buyer shall purchase products by issuing to Seller purchase orders containing as a minimum the mutually agreed quantity, price, delivery schedule, part number and revision level of the assembly. Purchase order(s) shall cover delivery requirements for four months initially with additional order(s) to be issued every 30 days to cover an additional 30 day requirement. Each order issued shall be governed by the terms and conditions of this agreement and no additional or different provisions (including those on the reverse side of a purchase order or on acknowledge forms) shall apply. Any change in terms from this agreement must be by mutual agreement in writing. Buyer shall provide forecasted quantities for an additional 8 months (total 12 month period) which shall be updated every 30 days to enable Seller to plan and manage its' resources.


X.   RESCHEDULES
     -----------

     Buyer may make changes without penalty, to the delivery schedules on existing purchase orders in accordance with the following chart. However,
                                                                       --------
     in order to avoid cancellation charges as provided in Article XI., Buyer
     ------------------------------------------------------------------------
     must take delivery of all products subject to existing purchase orders
     ----------------------------------------------------------------------
     within three (3) months of the original scheduled delivery date for such
     ------------------------------------------------------------------------
     products.  Increases in volume will be accommodated in a best efforts
     ---------------------------------------------------------------------
     manner by Seller and any potential increases in unit cost to meet a
     -------------------------------------------------------------------
     requested increase in schedule by Buyer shall be submitted to Buyer for
     -----------------------------------------------------------------------
     approval prior to any commitment to vendors by Seller.
     ------------------------------------------------------


     Number of Calendar Days                       % Decrease
     Prior to Scheduled Delivery Dates

     120 + Days                                      100%
      90 + Days                                       75%
      60 + Days                                       50%

        30 + Days                                      25%
      First 30 Days                                     0%


XI.   CANCELLATION
      ------------

      A. Buyer may, prior to delivery of applicable Products pursuant to Buyer's purchase orders, cancel the orders for its own convenience, in whole or with respect to any particular orders or any portion thereof, provided that:

          1. Buyer shall give notice to Seller in writing of such cancellation and the extent thereof;

          2. Buyer shall pay a cancellation charge for canceled Products which shall constitute Buyer's maximum liability to Seller and Seller's sole and exclusive remedy with respect to the canceled Products, and this agreement as follows:

               Cancellation charges include all costs which are incurred by Seller as a result of cancellation of Buyer's contracted quantity, including labor, material, burden and profit. Total cancellation charges shall not exceed the unit price of ordered units scheduled for delivery within 60 days of cancellation notice plus material and material burden charges for product scheduled for delivery in the following 60 days. Seller shall minimize any such cost on a best efforts basis and cancellation charges may be subject to audit.

               Applicable cancellation charges shall be invoiced by Seller and payable within 30 days of invoice. Buyer and Seller shall complete any audit activity requested by Buyer within said 30 days.

          3. IEC utilizes a highly automated manufacturing process, which requires components to be taped and reeled. Pricing as stated does not include the cost of full reels amortized. IEC desires a long-term business relationship, however, should the customer elect not to procure additional units which would utilize this inventory, the remaining material (partial reels) will be packaged, shipped and invoiced at the end of the contract.


XII.  OTHER TERMS AND CONDITIONS
      --------------------------

      It is understood and agreed that the terms and conditions contained in this agreement including the Exhibits attached hereto shall be the sole terms and conditions governing this Agreement and each and every order is issued thereunder.


XIII. AMENDMENTS
      ----------

     This Agreement may not be and shall not be deemed or construed to have been modified, amended rescinded, canceled or waived in whole or in part, except by written instruments signed by the parties hereto.


XIV. WARRANTY
     --------

     Seller warrants that upon delivery the Products shall be free from liens and other encumbrances and for a period of 24 (twenty-four) months after shipment, the Products shall be free from manufacturing defects, and shall meet the applicable specifications. The above warranty does not extend to any items which have been subjected to misuse, abuse, neglect, accident, improper installation or application, alternation or negligence in use, storage, transportation or handling or are related to design deficiency or any third party contingent liability. Seller shall remedy all such defects by repair or replacement of defective items, at the Seller's option, within 30 (thirty) day after receipt of defective Products.

     THE ABOVE WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARE HEREBY EXPRESSLY EXCLUDED AND NEGATED.

     Buyer's exclusive remedy with respect to any defective Products shall be as set forth in this Article XIV.


XV.  DATA AND PROPRIETARY INFORMATION
     --------------------------------

     Each party agrees, in the event it receives information of the other that is identified in writing as proprietary, to take all reasonable steps to protect and hold such information in confidence, to prevent its disclosure to third parties and to restrict its use to those purposes for which it was disclosed for a period of 3 (three) years from the date of each disclosure. The obligation of confidentiality shall terminate in the event and to the extent that any such information:

     A. is or becomes available to the public or to the industry without the fault or negligence of the recipient;

     B.   was alreacd in possession of recipient;

     C. is subsequently received from a third party without notice of restriction on further disclosure;

     D.   has been independently developed by recipient;

     E.   is not in writing and is not subsequently reduced to writing within 10
          (ten) calendar days after its oral disclosure, said writing indicating the portions that are proprietary, private or confidential, or

       F. is required to be disclosed by any law or regulation or by the decree of any competent tribunal.


XVI.   GOVERNING LAW
       -------------

       This Agreement shall be governed by and construed according to the domestic laws of New York State for contracts made and wholly performable in such state exclusive of the conflict or choice of law principles which might otherwise be applicable.


XVII.  NOTICE WRITING
       --------------

       All notices required to be sent from either party to this Agreement to the other shall be in writing and sent by telex or facsimile to the address of the other party hereto, as set forth below.

       As to Buyer:  Symplex Conununications Corp.
                     5 Research Drive
                     Ann Arbor, MI  48103
                     Attn: Gary Teper

       As to Seller: EFC Electronics Corp.
                     105 Norton St.
                     Newark, NY  14513
                     Attn: Ex. VP or Program Mgr. [Initials]


XVIII. EXHIBITS
       --------

       The following exhibits form an integral part of this Agreement and are hereby incorporated by reference.

       Exhibit "A"                              Part Number, Prices
       Exhibit "B"                              Quantity, Schedule



XIX.   ASSIGNMENT
       ----------

       This Agreement shall not be assigned, in whole or in part, by either party (whether by operation of law or otherwise) without the prior written consent of the other party provided, however, in the event of an assignment by Buyer, Seller shall not unreasonably withhold or delay its consent. Any assignment contrary to the terms hereof shall be null and void and of no force and effect.

XX.  TERMINATION
     -----------

     Agreement and any purchase order hereunder may be terminated by either party after receipt of written notice to the other:

     (a) In the event of a material breach by the other party of terms and conditions of the Agreement and the failure to cure such breach within 30 days (thirty) after receipt of written notice;
          ----------------

     (b) In the event that performance of the Agreement by either party shall have been rendered impossible or impractical for a period of 6 (six) consecutive months by reason of the happening of 1 (one) or more events referred to in Article XXI hereof; or

     (c) At any time upon or after the filing by other party of a petition in bankruptcy or insolvency or upon any adjudication that the other party is insolvent, or upon or after the filing by the other party of any petition or answer seeking reorganization, readjustment or rearrangement of the business of the other party under any law relating to bankruptcy or insolvency, or upon the or after the appointment of a receiver for all or substantially all of the property of the other party, or upon or after making by the other party of any assignment or attempted assignment for the benefit of its creditors, or upon or after the institution of any proceeding for the liquidation of winding up of the other party's business or for the termination of its corporate charter.

     (d) the termination of this Agreement shall not affect or impair rights and obligations of either party under any accepted purchase order in existence prior to such termination or expiration, nor relieve any party of any obligation or liability accrued hereunder or thereunder prior to such termination or expiration nor affect or impair the rights of either party arising under this Agreement prior to such termination or expiration, except as expressly provided herein.

     (e) in the event this Agreement shall be terminated as a result of the default of Seller, Buyer shall have no obligation to purchase any parts purchased by Seller to meet Buyer's forecasted requirements.

XXI. FORCE MAJEURE
     -------------

     Neither party hereto shall be liable for delay or failure in the perfomance of this Agreement and/or individual purchase order hereunder arising from any of the following events provided the party claiming relief under this Article provides the other party written notice of such claimed relief within 48 (forty-eight) hours of the event giving rise to such claimed relief.

     (i)    Acts of God, or public enemy or war (declared or undeclared).

     (ii) Acts of governmental or quasi governmental authorities or any political subdivision thereof, or of any department or agency thereof, or regulations or restrictions imposed by law or by court action.

     (iii)  Acts of person engaged in subversive activities or sabotage.

       (iv)   Fires, floods, explosion or other catastrophes.

       (v)    Epidemic or quarantine restrictions, or

       (vi) Any other causes, similar or dissimilar, beyond the control of the party concerned. In the event of a force majeure claim for relief, the time for performance by such party shall be extended by the period of any such delay.


XXII.  FORMAL MATTERS
       --------------

       The relationship between Seller and Buyer is solely that of vendor and vendee. Neither party, nor its agents, and employees shall, under any circumstances, be deemed agents or servants of the other party for any purpose whatsoever, and neither party shall have any right or authority to enter into any contract or commitment in the name of or on behalf of the other or to bind or purport to bind the other in any manner whatsoever.

       The failure of Buyer or Seller in any one or more instances to exercise any right or privilege set forth in this Agreement or the waiver of any breach by Buyer or Seller of any terms and conditions of this Agreement shall not be construed as waiving any such terms and conditions, on any subsequent occasion.

       Any clause of this Agreement held to be invalid shall not invalidate the entire Agreement and the remaining clauses of this Agreement shall remain in full force and effect. Any clauses of this Agreement intended to survive this Agreement shall survive the termination date of this Agreement. All notices required hereunder shall be in the English language. The heading set forth in each of the sections of this Agreement have been inserted only for the convenience of the parties and shall not be considered in the interpretation or enforcement of the provisions of the Agreement.

       Except as otherwise expressly set forth in this Agreement, the specified remedies herein provided, in case of Seller's or Buyer's default in the performance of any of its obligations under this Agreement or any purchase order under this Agreement, are cumulative and the exercise of any right or remedy herein provided shall be without prejudice to any other right or remedy provided under this Agreement or at law or in equity.


XXIII. ENTIRE AGREEMENT
       ----------------

       This Agreement with its Exhibits sets forth and shall constitute the entire Agreement between Buyer and Seller with respect to the subject matter hereof, and shall supersede any and all prior agreements, understandings, promises, and representations made by either party to the other concerning the subject matter hereof and the terms and conditions applicable thereto. The term of this agreement shall be for 3 years, commencing on the date Buyer executes this Agreement (Effective Date). This Agreement will be automatically renewed at the conclusion of the initial three (3) year period for successive twelve (12) month periods unless one of the parties indicates by written notice to the other party not less than sixty (60) days prior to the end of any such twelve (12) month period that it does not intend to renew the Agreement. Notwithstanding the foregoing, the Agreement shall remain in full force and effect and shall be applicable to any Order(s) issued by Buyer to Seller during the term of this Agreement until any and all obligations of the parties under such Order(s) have been fulfilled. The Agreement may not be released, supplemented or modified in any manner except by an instrument in writing signed by a duly authorized representative of each of the parties hereto.


XXIV.  APPLICABLE TERMS
       ----------------

       Unless otherwise specifically and mutually provided, it is agreed that sales by purchase order referencing this Agreement are made on the terms, conditions, and warranties contained herein. This Agreement supersedes any terms and conditions which may appear on the reverse side of Buyer's purchase order form and Sellr's acknowledgment form. Unless expressly accepted in writing by the party sought to be charged therewith, no terms and/or conditions, appearing on the reverse side of Buyer's purchase order form or Seller's acknowledgment form shall be of any force of effect.


XXV.   BUYERS PROPERTY AND INSURANCE
       -----------------------------

       Buyers Property and Insurance:

       (a) All materials (e.g. raw stork, components, etc.), special tools and equipment furnished or paid for by Buyer to Seller in connection with this Agreement shall remain Buyer's property including all special tools and equipment either identified as a reimbursable item in the Agreement. All of Buyers property shall be (i) used only in filling orders for Buyer, (ii) kept segregated and clearly marked as Buyer's property, (iii) maintained in good condition normal wear and tear being accepted, and (iv) surrendered to the Buyer upon demand.

       (b) While Buyer-owned property of whatever kind is in Seller's possession or control, Seller shall be responsible for all loss or damage and shall, at its expense, secure or maintain extended insurance coverage in a amount to cover replacement cost.


XXVI.  LIMITED LIABILITY
       -----------------

       Neither party shall be liable to the other party for any incidental, consequential, special, or punitive damages of any kind howsoever caused, arriving from or as a consequence of this Agreement including without limitation any breach or termination of this Agreement whether liabilities asserted in contract or in tort (including negligence or strict product liability), and irrespective of whether the parties have advised or been advised of the possibility of any such loss or damage.


XXVII. TOOLING
       -------

       It is acknowledged that Buyer owns all tooling for the Products and upon termination of this Agreement, for any reason, such tooling shall be immediately delivered to Buyer in good condition, ordinary wear and tear expected. In addition, Seller shall deliver to Buyer, at Buyer's request, such documents as Buyer shall deem necessary to confirm Buyer's sole right and interest in and to the tooling.

ACCEPTANCE

IEC ELECTRONICS CORP.               SYMPLEX COMMUNICATIONS

(SELLER)                            (BUYER)

Accepted:                           Accepted:

By: [Ilegible]                      By: [Illegible]
   ----------------------------        --------------------------------

Title: President                    Title: CEO
      -------------------------           ------------------------------

Date: 7/5/95                        Date: 6/30/95
     --------------------------          -------------------------------



                                    Approved:

                                    By:_________________________________

                                    Title:______________________________

                                    Date:_______________________________